EXHIBIT 4.4(D)--AMENDMENT NO. 3 TO AMENDED AND RESTATED CREDIT AGREEMENT


                    THIS AMENDMENT NO. 3 TO AMENDED AND RESTATED CREDIT AGREEMENT (this "Amendment No. 3") is made December ___, 1993, among AMERICAN HEALTHCARE MANAGEMENT, INC., a Delaware corporation (the "Company"); AHM CAPITAL MANAGEMENT, INC., a Nevada corporation ("Capital"); the lenders party to the Credit Agreement hereinafter mentioned (collectively, the "Lenders"); and CORESTATES BANK, N.A., a national banking association, as agent for the Lenders (in such capacity, the "Agent").

                    WHEREAS, the Company, Capital, the Lenders and the Agent are party to an Amended and Restated Credit Agreement dated July 21, 1993, as amended by Amendment No. 1 thereto dated as of July 27, 1993, and by Amendment No. 2 thereto dated October 21, 1993 (as so amended and as amended hereby, the "Credit Agreement"); and

                    WHEREAS, the parties wish to amend the Credit Agreement in certain respects.

                    NOW, THEREFORE, the parties agree as follows, intending to be legally bound.

                    1. Definitions. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

                    2. Additional Definitions. Paragraph 1.01 of the Credit Agreement is amended by adding the following definitions in their proper alphabetical sequence:

                    "Affiliated Investment," when used in connection with a Related Business in which the Company or a Consolidated Subsidiary has made an investment or acquired the equity or assets (the "first Related Business"), shall mean an investment by the Company or a Consolidated Subsidiary in another Related Business which is directly or indirectly owned or controlled by or under common control (other than common control by the Company) with the first Related Business.

                    "Related Business" means any business (other than owning, leasing or operating a Health Care Facility) relating to the delivery of health-care-related services, which business supports the existing business of the Company or a Consolidated Subsidiary of the Company and is intended by the applicable entity to expand or retain the patient population at a Health Care Facility, including without limitation through health maintenance organizations, clinics, outpatient services, rehabilitation services, physical therapy, home health care, preferred provider organizations, physician practice management, claims administration, quality assurance, and utilization review."

                    3. Use of Proceeds. Paragraph 2.04(a) of the Credit Agreement is amended and restated in its entirety to read as follows:

                    (a) Working Capital Advances shall be used solely for the Company's and the Consolidated Subsidiaries' working capital purposes, for reimbursement of any draws under Letters of Credit, and to make investments in, or acquire, equity interests in or assets of a Related Business permitted by Paragraph 8.08(a)(iii) hereof; provided, however, that no Working Capital Advances shall be used to finance Permitted Acquisitions or by or for the benefit of any Inactive Subsidiary.
_______________________
* CoreStates Bank, N.A. also conducts business as Philadelphia National Bank, as CoreStates First Pennsylvania Bank, and as CoreStates Hamilton Bank.
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                    4.        Engaging and Investing in Related Businesses.
Paragraph 8.08 of the Credit Agreement is amended in its entirety to read as follows:

                    8.08.  Acquisitions and Investments.

                    (a) Purchase or otherwise acquire (including without limitation by way of share exchange) any part or amount of the capital stock or assets of, make any investments (other than Permitted Investments, subject to the conditions and limitations set forth in the definition thereof) in, any other firm or corporation, or enter into any joint venture or partnership except that (i) the Company and Capital may own the Consolidated Subsidiaries of the Company owned by them on the Effective Date as set forth on Exhibit E attached hereto; (ii) in the absence of an Event of Default or a Default, and if such contemplated action would not cause an Event of Default or a Default, the Company or any of its Consolidated Subsidiaries may make Permitted Acquisitions, subject to the conditions and limitations set forth in the definition thereof financed with (A) a Permitted Acquisition
          Advance if all the conditions to such an advance hereunder are satisfied or (B) the Net Cash Proceeds of one or more Sale(s) of Material Assets if such Net Cash Proceeds are available for such purpose pursuant to Paragraph 2.05(c)(ii) or 3.05(b)(i) hereof as applicable; and (iii) in the absence of an Event of Default or a Default, and if such contemplated action would not cause an Event of Default or a Default, the Company or any of its Consolidated Subsidiaries may make controlling or non-controlling investments in, or acquire, the equity or assets of Related Businesses; provided that (A) the investment of the Company or applicable Consolidated Subsidiary in a Related Business and all Affiliated Investments of such Related Business, including without limitation any contingent or deferred obligations assumed in the transaction and the fair market value of any contributed assets, shall not exceed
          Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate (except that for this purpose Mega, Inc. shall not be treated as an Affiliated Investment of any Related Business controlled by Elias F. Ghanem); (B) the aggregate investment of the Company and its Consolidated Subsidiaries in all such Related Businesses since July 21, 1993 through July 31, 1994 shall not exceed Fifteen Million Dollars ($15,000,000) and after August 1,
          1994 shall not exceed in the aggregate from July 21, 1993 Twenty Million Dollars ($20,000,000); and (C) in connection with each investment in a Related Business, at the time of consummation of such investment, if a new Consolidated Subsidiary is acquired or formed and is, directly or indirectly, wholly owned by the Company
          (1) the Company or the Consolidated Subsidiary owning the shares of such new Consolidated Subsidiary shall deliver to Agent a joinder or supplement, as applicable, to the Pledge Agreement covering all shares of such new Consolidated Subsidiary as additional collateral under the Pledge Agreement, together with the stock certificates representing such shares and stock powers signed in blank, and
          (2) the new Consolidated Subsidiary shall deliver to Agent a new Guaranty Agreement and such other certificates, opinions of counsel, documents and other information, including without limitation, searches, as Lenders shall request.

                    (b) Enter into any new business activities or ventures not related to its present business (other than a related Business permitted hereunder); or merge or consolidate with or into any other firm or corporation (other than (i) any merger or consolidation among Consolidated Subsidiaries of the Company;
          (ii) any merger among the Company and one or more if its Consolidated Subsidiaries in which the Company is the surviving corporation; and (iii) any other merger having as its effect a Permitted Acquisition or the establishment or acquisition of, or investment in an equity interest in, a Related Business if such establishment, acquisition or investment is otherwise permitted by Paragraph 8.08(a) hereof, subject, however, in clauses (i), (ii) and (iii) above, to the limitation that if any Consolidated Subsidiary of the Company is liable under Indebtedness which has $1,000,000 or more outstanding on such date and which is secured by any assets, either real or personal, of such Consolidated Subsidiary, such Consolidated Subsidiary may not consummate such a merger without the prior written consent of Required Lenders); or except in connection with an acquisition permitted by subparagraph (a) above, create any new subsidiary corporation or activate any Inactive Subsidiaries.

                    5. Related Businesses; Collateral and Guarantees. Paragraph 7.10 of the Credit Agreement is amended by adding at the end thereof a new subparagraph (e) as follows:

                    (e) None of the provisions of this Paragraph 7.10 shall apply to assets or equity interests acquired in a transaction permitted by Paragraph 8.08(a)(iii), except as otherwise provided in Paragraph 8.08(a)(iii)(C).

                    6. Advances. (a) The following subparagraph is hereby added to Paragraph 2.07(a)(i) of the Credit Agreement with respect to investments in and acquisition of assets of Related Businesses.

                    (G) if the proceeds of the requested Working Capital Advance are to be used to finance an investment in a Related Business, a statement that such investment is being made in accordance with and subject to the limitations set forth in Paragraph 8.08(a)(iii) hereof.

                    (b) The parties hereby agree that Exhibit B-1 to the Credit Agreement is deemed to be amended by including subparagraph (G) above as if set forth in such Exhibit B-1 in its entirety.

                    7. Additional Notification. The following subparagraph is hereby added to Paragraph 7.07 of the Credit Agreement at the end thereof as if set forth in the Credit Agreement in its entirety:

                    (d) In connection with each investment in a Related Business permitted by Paragraph 8.08(a)(iii) hereof (unless
          Lenders have been previously made aware of such investment pursuant to an Advance Request Form delivered pursuant to Paragraph 2.07(a) hereof or compliance with Paragrpah 8.08(a)(iii)(C) in connection with the creation or acquisition of a new wholly-owned Consolidated Subsidiary), notify Lenders of such investment upon the earlier of: (i) thirty (30) days after the consummation of such investment, or (ii) the next time of delivery of the certificate in the form of Exhibit G hereto as required by Paragraph 7.02 hereof. The Company and Capital shall provide such information to Lenders as Lenders may reasonably request with respect to each investment permitted by Paragraph 8.08(a)(iii) hereof, including without limitation the Company's plan for insuring against transactional and catastrophic loss in connection with any such investment in health maintenance organizations, preferred provider organizations and other managed care investments.

                    8. Representations and Warranties. The Company and Capital hereby represent and warrant to the Lenders as follows:

                    (a) Representations. Except with respect to such actions or the results thereof which are permitted by an express exception to a prohibition in Section Eight of the Credit Agreement or have been consented to in writing by the Lenders or the Required Lenders, as applicable, the representations and warranties set forth in Section Five of the Credit Agreement are true and correct in all material respects as of the date hereof (other than those which by their terms were made only as of the date of execution of the Credit Agreement); no Event of Default or Default under the Credit Agreement has occurred or is in existence; and there has been no change in the financial condition, business, assets or prospects of the Company and its Consolidated Subsidiaries since the date of the quarterly and audited financial statements most recently delivered by the Company to Lenders pursuant to Paragraphs 6.01(b), 7.02 or 7.03 of the Credit Agreement which might reasonably be expected to have a Material Adverse Effect.

                    (b) Power and Authority; Enforceability. The Company and Capital have the power and authority under the laws of the states of Delaware and Nevada, respectively, and their respective certificates of incorporation and bylaws to enter into and perform this Amendment No. 3, and all actions required of the Company and Capital hereunder will not violate any provisions of any federal, state or local law or regulation or constitute a default under, any agreement by which the Company, Capital or their respective property may be bound.

                    (c) No Violation of Laws or Agreements. The making and performance of this Amendment No. 3 and the actions required of the Company and Capital hereunder will not violate any provisions of any federal, state or local law or regulation or constitute a default under any agreement by which the Company or Capital or their respective property may be bound.

                    9.        Miscellaneous Consents.

                    (a)       Sharpstown M.O.B. Title Insurance.

                    In August, 1993, STH Corporation made an investment in the Sharpstown General Hospital Professional Building, Ltd., including through an equity investment in the partnership owning the building and a loan to the partnership. The Lenders consented to such investment pursuant to a consent dated August 16, 1993.

                    One of the conditions to the effectiveness of such consent was the delivery of title insurance in favor of the Agent on behalf of the Lenders insuring the Leasehold Deed of Trust delivered as part of the transaction. As is set forth in a letter dated September 10, 1993 from Charles D. Bybee, Esq., Texas counsel to the Partnership, to Robert
M. Dubbs, Esq., General Counsel of the Company, a copy of which has been furnished to the Lenders, the cost of the leasehold title insurance was increased from the originally quoted amount of $4,921.20 to $16,404 immediately prior to closing of the transaction, as a result of which the Company did not purchase such insurance at closing.

                    The Agent and each of the Lenders hereby waive the requirements of the delivery of such title insurance as set forth in Paragraph 2 of the August 16, 1993 consent.

                    (b)  Woodruff Medical Plaza (F.50).

                    Amendment No. 1 to the Credit Agreement required that the Company use its best efforts to obtain from the Plumbers' Union Retirement Trust the consent to modification of the existing Deed of Trust to reflect the additional indebtedness to the Lenders. By letter dated August 28, 1993, from Richard A. McDonald, the Company's Assistant Treasurer, to the Agent, a copy of which has been furnished to the Lenders, the Company has informed the Agent that the Plumbers Union had refused its request.

                    The Agent and each of the Lenders hereby agree that the Company has satisfied the best efforts requirement to obtain such consent.

                    (c)  Woodruff Medical Arts (F.51).

                    The indebtedness to Mutual Trust was paid and its lien on the Woodruff Medical Arts building terminated in September 1993. The Company has proposed, consistent with its policy as implemented in December 1992, to transfer the Woodruff Medical Arts property from the Company to AHM WCH, Inc.

                    The Agent and each of the Lenders hereby consent to such transfer. Contemporaneously with such transfer, the Company will cause
AHM WCH, Inc. to execute and deliver to the Agent a confirmation of Deed of Trust relating to such property.

                    10. Affirmation. The Company and Capital, and by their acceptance hereof, the Consolidated Subsidiaries of the Company executing below (to the extent applicable), hereby affirm all of the provisions of the Credit Agreement, as amended, including by this Amendment No. 3, the Guaranty Agreements and all Collateral Security Documents, agree that the terms and conditions of the Credit
Agreement shall continue in full force and effect as supplemented and amended hereby and confirm that the Collateral Security Documents and the Guaranty Agreements continue in full force and effect and guarantee and secure all indebtedness, obligations and liabilities as set forth in such Collateral Security Documents and the Guaranty Agreements.

                    11. Miscellaneous. (a) This Amendment No. 3 shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

                    (b) The Company agrees to reimburse the Agent for all reasonable costs and expenses (including but not limited to, reasonable attorneys' fees and disbursements) which Agent may pay or incur in connection with the preparation of this Amendment No. 3 and the preparation or review of other documents executed or delivered in connection herewith.

                    (c) All terms and provisions of this Amendment No. 3 shall be for the benefit of and be binding upon and enforceable by the respective successors and assigns of the parties hereto.

                    (d) This Amendment No. 3 may be executed by any number of counterparts with the same effect as if all the signatures on such counterparts appeared on one document and each such counterpart shall be deemed an original.

                    (e) The execution, delivery and performance of this Amendment No. 3 shall not effect a waiver of any right, power or remedy of Lenders under applicable law or under the Credit Agreement and the agreements and documents executed in connection therewith or constitute a waiver of any provision thereof.

                    IN WITNESS WHEREOF, the undersigned, by their duly authorized officers, have executed this Amendment No. 3 on the day and year first above written.

Attest:                                 AMERICAN HEALTHCARE MANAGEMENT, INC.


Elizabeth A. Berryman                   By: Robert M. Dubbs
Title: Asst. Secretary                  Title: S.V.P.

[CORPORATE SEAL]


Attest:                                 AHM CAPITAL MANAGEMENT, INC.


Elizabeth A. Berryman                   By: Robert M. Dubbs
Title: Asst. Secretary                  Title: V.P.

[CORPORATE SEAL]

                                        CORESTATES BANK, N.A., individually
                                        and in its capacity as Agent


                                        By: Susan S. Callahan
                                        Title: Vice President


                                        CITICORP USA, INC.


                                        By: Carolyn R. Bodmer
                                        Title: Vice President

                                        NATIONSBANK OF TENNESSEE


                                        By: Patrick Neal
                                        Title: Asst. Vice President


                                        CONTINENTAL BANK N.A.


                                        By: Adam Balbach
                                        Title: V.P.

                                        [Executions continued]


                                        THE BANK OF NOVA SCOTIA


                                        By: Mary K. Munoz
                                        Title: Representative




ACCEPTED AND AGREED TO:

AHM CGH, INC.
AHM GEMCH, INC.
AHM MINDEN HOSPITAL, INC.
AHM WCH, INC.
AHM OF PENNSYLVANIA, INC.
AMERICAN HEALTHCARE MANAGEMENT
          DEVELOPMENT COMPANY
CHHP, INC.
EGH, INC.
GIBSON GENERAL HOSPITAL, INC.
HCW, INC.
MPC, INC.
MPH MANAGEMENT SERVICES, INC.
MONTEREY PARK HOSPITAL
NLVH, INC.
PSH,INC.
PASADENA HOSPITAL CORPORATION
RHPC, INC.
STH CORPORATION
WOODLAND PARK HOSPITAL, INC.


By: Robert M. Dubbs
    Title: V.P.